Exhibit 10.1

February 19, 2026

Henrique Braun

Dear Henrique,

We are delighted to confirm your position as Chief Executive Officer, with an effective date of March 31, 2026. The information contained in this letter provides details of your new position.

•Your principal place of assignment will be Atlanta, Georgia.

•Your annual base salary for your new position will be $1,450,000. Your next base salary review will be in April 2027.

•You will continue to be eligible to participate in the Annual Incentive Plan. Your target annual incentive for your position is 200% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•You will continue to be eligible to participate in The Coca-Cola Company’s Long-term Incentive program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

•You are expected to acquire and maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to eight times your base salary. As part of the Company’s ownership expectations, you have until December 31, 2028 to achieve this level of ownership. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

•You will continue to be able to utilize the Company owned aircraft for business and reasonable personal use. Any personal use of the aircraft by you or your immediate family members will result in imputed taxable income. There will be no tax gross-ups for you or your immediate family regarding personal aircraft use.

•This letter is provided as information and does not constitute an employment contract.

Henrique, we are delighted for you to serve as our Company’s Chief Executive Officer and believe your combination of skills, ability and experience are ideal to lead the Company during this important time.

Henrique Braun
February 19, 2026

Sincerely,

/s/ David B. Weinberg	/s/ Carolyn Everson

David B. Weinberg Lead Independent Director	Carolyn Everson Chairman of the Talent & Compensation Committee

I, Henrique Braun, accept this offer

Signature: /s/ Henrique Braun

Date: February 19, 2026